Exhibit 5.1

March 4, 2019

VistaGen Therapeutics, Inc.
343 Allerton Avenue
South San Francisco, California 94090

Ladies and Gentlemen:

You have requested our opinion, as counsel to VistaGen Therapeutics, Inc., a Nevada corporation (the “Company”), with respect to certain matters in connection with the offering by the Company of 11,500,000 shares of its common stock, par value $0.001 (the “Shares”), including 1,500,000 Shares sold pursuant to the exercise in full by the underwriters of their option to purchase additional shares, each pursuant to the Registration Statement on Form S-3 (No. 333-215671) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”), the prospectus included within the Registration Statement declared effective July 27, 2017 (the “Base Prospectus”) and the prospectus supplement dated February 26, 2019 filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Prospectus Supplement”) (the Base Prospectus and Prospectus Supplement are collectively referred to as the “Prospectus”). The Shares are to be sold by the Company as described in the Registration Statement and the Prospectus.

We have examined and relied upon the Registration Statement and the Prospectus, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as we have deemed relevant in connection with this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, and the accuracy, completeness and authenticity of certificates of public officials.

The opinions set forth in this letter are limited to the Nevada Revised States and the law of the State of California, in each case as in effect on the date hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities or to the sale or issuance thereof. On the basis of the foregoing, and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and when sold, issued and delivered against payment therefor as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Disclosure Law Group
Disclosure Law Group, a Professional Corporation